Exhibit 10.1

GENERAL RELEASE AND SEPARATION AGREEMENT

This General Release and Separation Agreement (“Agreement”) is entered into between Peter Z. Horvath, together with your heirs, administrators, executors, successors, assigns and other personal representatives (collectively referred to as “You”) and AMERICAN EAGLE OUTFITTERS, INC., together with its past, present and future officers, directors, stockholders, agents, representatives, insurers, employees, attorneys, subsidiaries, affiliated corporations and assigns (collectively referred to as the “Company”), as of the last date entered on the signature lines below.

In consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1.Separation From Employment

a.

You acknowledge separation of your employment with the Company effective (“Separation Date”).  You acknowledge and agree that as of the Separation Date, you will cease to be an employee of the Company and you will no longer be eligible for, or receive any benefits of employment or due to separation therefrom, including but not limited to those set forth in your offer letter with the Company dated May 3, 2016, except for any benefits specifically described in this Agreement.

b.

You shall be entitled to payment of your salary or wages earned through the Separation Date, as well as any accrued but unused paid time off (“PTO”) time as of the Separation Date.  The Company shall pay your salary or wages and any PTO, less applicable withholdings and deductions.

c.

You hereby agree to resign all directorships and board or committee memberships and officer positions you hold within the Company and/or any other entity as a result of your employment with the Company.  This resignation will be effective on the Separation Date or such other date as requested by the Company.

2.Separation Payments and Benefits

a.

Separation Payment: Subject to your execution and non-revocation of this Agreement and compliance with your obligations set forth in the Confidentiality, Non-Competition and Intellectual Property Agreement dated May 4, 2016 (the “Confidentiality Agreement”), you will be entitled to receive a Separation Payment equal to $850,000 payable in a lump sum on January 5, 2018, less applicable deductions and withholdings. You understand that the Separation Payment will not be counted as earnings for purposes of 401(k) benefit plans, regular or supplemental.

b.	Health Insurance Continuation: For a period of one-year following the Separation Date (the “COBRA Subsidy Reimbursement Period”), you will be eligible to receive reimbursement for your COBRA premium payments, subject to, and provided you meet, the conditions stated below. You and, where applicable, your spouse and eligible dependents, shall continue to be eligible to receive health, dental and vision benefits coverage under the Company’s health, dental and vision plans in which you were participating in immediately prior to your Separation Date.  In order to receive such continued coverage, you shall be required to timely elect COBRA coverage under such plans following your Separation Date and pay the full applicable monthly premium during the COBRA Subsidy Reimbursement Period. Following your payment of the full COBRA premium, the Company will reimburse you for the COBRA premium during the COBRA Subsidy Reimbursement Period.  Notwithstanding the immediately preceding sentence, in the event you secure employment before the end of the COBRA Subsidy Reimbursement Period and medical, dental and/or vision coverage is available as a result of that employment, the COBRA Subsidy Reimbursement Period shall end. You agree that you will notify the Company in writing immediately if you accept employment prior to the end of the COBRA Subsidy Reimbursement Period. The COBRA continuation period shall run simultaneously during the COBRA Subsidy Reimbursement Period and after the end of the COBRA Subsidy Reimbursement Period, if you are still eligible for COBRA continuation coverage and you wish to continue COBRA coverage, for the remainder of the COBRA continuation period you will be required to pay 102% of the COBRA premium for such coverage.

c.

Benefit Plans: Your entitlements under any benefit plans in which you participated while you were employed by the Company, including equity plans, restricted stock and/or restricted stock unit (both time-based and performance based), stock options, deferred compensation and 401(k) plans, will be determined in accordance with the terms of each respective plan.  Nothing in this Agreement shall impair, diminish or interfere with any rights, privileges or benefits you have with respect to the Employee Retirement Income Security Act of 1974 (“ERISA”) plans, equity award agreements or similar governing documents.  Except as described above, you hereby withdraw your participation in any and all bonus or incentive plan(s) or program(s) and understand that you are not now nor will in the future be entitled to any future grants or contributions under those plans, including future equity grants.

d.

Unemployment Compensation:  The Company will code your separation as “mutual consent” in connection with any application you make for unemployment compensation benefits. The Company does not, however, make any representation that you are eligible to receive unemployment compensation benefits. Your eligibility for such benefits will be determined solely by the state where such an application for unemployment is filed.

e.

No Other Payments:  You acknowledge that this Agreement does not include any form of compensation or benefits other than specifically described herein and that the benefits you will receive under this Agreement are greater than those benefits you would have been entitled to receive upon separation of employment in the absence of this Agreement. You acknowledge that you are not eligible for any post-separation pay or benefits other than provided in this Agreement, including but not limited to payments under any of the Company’s severance plans or programs and bonus or incentive pay programs.

3.General Release of Claims

a.

You fully waive, release and forever discharge the Company and all of its officers, directors, employees, assigns, agents, plans and plan trustees, independent contractors, stockholders, attorneys and representatives, jointly and individually (the “Released Parties”), from any manner of suits, actions, or causes of action, including any claim for attorneys’ fees or costs, existing at the time you sign this Agreement, whether currently known or unknown to you, under any possible legal, equitable, contract, tort or statutory theory. To the greatest extent permitted by applicable law, this General Release of Claims includes, but is not limited to, claims arising out of or in any way related to your employment and/or separation from employment, such as, by way of example only, claims under the federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Section 1981 of Title 42 of the United States Code, ERISA, the Americans With Disabilities Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the federal Family and Medical Leave Act (FMLA), the federal Equal Pay Act, and any other federal, state or local statute, ordinance, executive order, regulation, including without limitation any amendments thereto, or any other legal theory.

b.

You acknowledge and agree that included in your General Release of Claims are any and all claims that have been, or may be asserted by you or by any other person or entity on your behalf in any class or collective action relating to your employment and/or the termination of your employment with the Company.  Accordingly, (i) you waive any right to become, and promise not to consent to become, a member of any class in a case in which claims are asserted against the Released Parties that are related in any way to your employment with or termination from the Company, and that involve events which have occurred as of the date you sign this Agreement; and (ii) you waive any and all rights you might otherwise have to receive notice of any class or collective action.  In the event that you are included or identified as a member or potential member of a class in any proceeding, you agree to opt out of the class at the first opportunity afforded to you after learning of your inclusion.  In this regard, you agree that you will execute, without objection or delay, an “opt-out” form presented to you in connection with such proceeding.

c.

You agree that should any person or entity file or cause to be filed any civil action, suit, arbitration, or legal proceeding (with the exception of the EEOC and similar state agency charges of discrimination as described below) seeking equitable or monetary relief in connection with any aspect of your employment relationship with the Company, you will take all necessary actions to withdraw from such action and/or have it dismissed with prejudice as it relates to you personally, and you will agree not to voluntarily participate or cooperate in such matter(s) unless required by law.  If you are unable to preclude a charge or claim on your behalf, you agree that you will not seek or accept any personal relief, including but not limited to an award of monetary damages or reinstatement to employment, in connection with such a charge or claims. Nothing in this Agreement waives or releases your right to receive a monetary award from the U.S. Securities and Exchange Commission (“SEC”) or any other government-maintained whistleblower program.

d.

You expressly agree that the General Release of Claims will extend and apply to all claims, injuries and damages you may have against the Company or any Released Parties at the time you sign the Agreement, regardless of whether you are aware of or suspect such claims at the time you sign, except as stated in the paragraph below.

e.

You agree that the above paragraphs shall release the Company from liability to the fullest extent permitted by law and only to the extent permitted by law.  You acknowledge that the General Release of Claims does not prohibit the following rights or claims:  (i) claims that first arise after the date you sign this Agreement or which arise out of or in connection with the interpretation or enforcement of this Agreement itself; (ii) your right to file a charge or complaint with the EEOC or similar federal or state agency, or your ability to participate in any investigation or proceeding conducted by such agency; or (iii) any rights or claims, whether specified above or not, that cannot be waived as a matter of law pursuant to federal, state or local statute.  If it is determined that any claim covered by this General Release of Claims cannot be waived as a matter of law, you expressly agree that the General Release of Claims will nevertheless remain valid and fully enforceable as to the remaining released claims. As set forth above, nothing in this waives or releases your right to receive a monetary award from the SEC or any other government-maintained whistleblower program.

f.

You agree that you have been properly paid for all hours worked, you have not suffered any on-the-job injury for which you have not already filed a claim, and you have been properly provided any leaves of absence because of your own health condition or a family member’s health condition.

g.

You acknowledge that as an employee of the Company it has been your obligation to advise the Company completely and candidly of all facts of which you are aware that constitute or might constitute violations of the Company’s ethical standards or legal or regulatory obligations. You represent and warrant that you are not aware of any such facts or that you have previously advised the Company about any such facts. Nothing in this Agreement prohibits you from reporting possible violations of federal or state law or regulations to any governmental agency or entity or self-regulatory institution, including but not limited to the EEOC, the NLRB, the Department of Justice, the SEC, Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Prior authorization of the Company shall not be required to make any such reports or disclosures and no employee is required to notify the Company that he or she has made such reports or disclosures.

4.Post-Employment Limitations and Obligations

a.

Restrictive Covenants: You acknowledge and reaffirm that the Company and you are parties to the Confidentiality Agreement.  You acknowledge and agree that all of your obligations under the Confidentiality Agreement remain in full force and effect and shall survive the termination of your employment with the Company and the execution of this Agreement in accordance with the terms of the Confidentiality Agreement and, provided, further that, the Separation Payment described in paragraph 2(a) is being paid in full satisfaction of any amount to be paid to you for not working for a Competitive Business as described and provided in Section 5 of the Confidentiality Agreement; provided, however, that the Company shall not deem a firm that receives less than 30% of their revenues from retail to be a competitive business.

b.

Future Cooperation:  You agree that during and after the term of this Agreement, you will make yourself available, upon reasonable notice and under reasonable conditions, to assist the Company in any capacity with respect to matters of which you were involved or had knowledge while employed by the Company.  Without limitation, such assistance may include providing information or documents, cooperating with investigations, negotiations, lawsuits or administrative proceedings involving the Company, preparing for and giving testimony including written declarations or statements, and other similar activities.  You understand that the Company will reimburse you for all reasonable, documented out-of-pocket expenses incurred as a result of your obligations under this paragraph, in accordance with the Company’s then applicable Expense Guidelines.

c.

Negative Comments:  You agree to refrain from directly or indirectly engaging in publicity, including written, oral and electronic communication of any kind, or any other activity which reflects negatively or adversely upon the Company, its business, its actions or its officers, directors or employees, whether or not you believe the content of the publicity to be true or whether or not it is, in fact, true.  This paragraph does not apply to truthful testimony compelled or protected by applicable law or legal process.

d.

Return of Company Property:  You also agree that you either have returned or will return to the Company any and all Company property and information which came into your possession, or which you prepared or helped prepare, in connection with or during your employment, including but not limited to any Company computer, Blackberry device, credit card, Company vehicle, keys and documents; provided, that, you may continue to use the Company-purchased cellphone until October 15, 2017.  You will not retain any copies of such property or information, and you will provide the Company will any passwords or passcodes to access such Company property.

e.

Expense Reconciliation:  You further represent and agree by your Separation Date you will have reimbursed or reconciled to the Company’s satisfaction all charges made to the Company by you or expenses charged by you to the Company, and that if you fail to make such reimbursement that the Company may deduct any sums owed by you from the payment amount(s) specified in this Agreement.

f.

Breach/Remedy:  You agree that the restrictions in this Section 4, including those obligations set forth in the Confidentiality Agreement which is incorporated herein, are reasonable and necessary to protect the legitimate interests of the Company and you agree that if you breach any provision of this Section 4 or of the Confidentiality Agreement, the damage may be substantial, although difficult to quantify, and money damages may not afford the Company an adequate remedy.  Therefore, if you breach or threaten to breach this Section 4 or the Confidentiality Agreement, in whole or in part, the Company shall be entitled, in addition to other rights and remedies provided by this Agreement, the Confidentiality Agreement or by law, to specific performance, injunctive relief, and other equitable relief to prevent or restrain such conduct.  In addition, you acknowledge and understand that if you breach any provision of this Agreement or the Confidentiality Agreement, you will cease to be eligible for payments and benefits under this Agreement and the Company may, in its sole discretion, discontinue remaining payments and benefits, if any, and may require you to reimburse the value of payments and benefits previously received, unless prohibited by law.

5.Miscellaneous Provisions

a.

No Admission of Liability:  You specifically understand and agree that by entering into this Agreement, the Company and the other Released Parties do not admit any liability whatsoever to you or to any other person arising out of any claims heretofore or hereafter asserted by you and the Company, for itself and on behalf of other Released Parties expressly denies any and all such liability.

b.

Severability:  Should any of the provisions of this Agreement be rendered invalid by a court or government agency of competent jurisdiction, or should you fail to fulfill your obligations under it or the Confidentiality Agreement, the remainder of the Agreement and the Confidentiality Agreement shall, to the fullest extent permitted by applicable law and at the Company’s option, remain in full force and effect and/or you will be obligated to return, in full or in part, as determined by the Company, any and all consideration you received in exchange for signing the Agreement, except, if applicable, the Five Hundred Dollars ($500.00) you received in exchange for your release and waiver of rights or claims under the federal Age Discrimination in Employment Act.

c.

Choice of Law: To the extent not governed by federal law or otherwise prohibited by state law, you agree that this Agreement is governed by the laws of Pennsylvania, without regard to its principles on conflict of law.  To the extent a federal court or agency does not have jurisdiction over any action involving the validity, interpretation or enforcement of this Agreement, or any of its terms, provisions or obligations, you agree that jurisdiction and venue shall exist exclusively in a court or government agency located within the Commonwealth of Pennsylvania, unless specifically prohibited by applicable state law.

d.

Tax Withholding:  All payments made, and benefits provided, hereunder shall be net of all legally required taxes and other withholdings. You shall be solely responsible for all taxes that result from your receipt of the payments and benefits to be provided under this Agreement and the Company does not make any representation, warranty or guarantee of any federal, state or local tax consequence to you as part of your receipt of any payment or benefit hereunder, including, but not limited to, under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Notwithstanding any provision to the contrary, all provisions of this Agreement shall be construed and interpreted to comply with Section 409A and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A or regulations thereunder.  For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts.  Any amounts payable under this Agreement solely on account of an involuntary separation from service within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent.  To the extent that deferred compensation subject to the requirements of Section 409A, and not excludible therefrom, becomes payable under this Agreement to a “specified employee” (within the meaning of Section 409A) on account of separation from service, any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Section 409A. Further, any reimbursements or in-kind benefits provided under this Agreement that are subject to Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the employment agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

e.	Medicare Disclaimer: You represent that you are not a Medicare Beneficiary as of the time you enter into this Agreement.

f.

Entire Agreement: You understand that, unless specifically mentioned otherwise in this Agreement, all prior agreements and understandings covering the same or similar subject matter, written or oral, between you and the Company, are replaced and superseded by this Agreement, and are no longer of any force and effect.  This Agreement may not be changed, modified, or altered without the express written consent of you and an officer of the Company.

g.

No Waiver:  The Company’s failure to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of, or deprive the Company of its right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  To be effective, any waiver must be in writing and signed by an officer of the Company.

h.

Binding Effect:  This Agreement shall bind and inure to the benefit of and be enforceable by you, the Company, and your and its respective heirs, executors, personal representatives, successors and permitted assigns.

6.Time for Signing

You acknowledge that you first received this Agreement on or before September 21, 2017 and that to receive the Separation Payment and benefits described herein, you must sign, return and not revoke this Agreement as described below.

You have twenty-one (21) calendar days from your receipt of the Agreement to consider it and consult with an attorney of your choice before signing and returning it. You agree that any changes to this Agreement that may be negotiated between you or your attorney and the Company, whether material or immaterial, will not restart the time you have to consider and sign this Agreement.  You understand that you may sign and return this Agreement at any time before the expiration of the 21-day period.  You further understand that you can revoke your acceptance of this Agreement, in writing, for a period of seven (7) calendar days after you sign this Agreement.

The signed Agreement and, if applicable, written revocation should be returned within the time periods described above to:

Stacy Siegal

SVP/General Counsel

AEO, Inc.

77 Hot Metal Street

Pittsburgh, PA  15203

7.Counterpart Originals

This Agreement may be executed in any manner of copies, each of which shall be deemed to be a counterpart original.

YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE BEEN ADVISED THAT THE AGREEMENT IS A LEGAL DOCUMENT, AND YOU HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THE AGREEMENT. YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS AGREEMENT, AND YOU ARE VOLUNTARILY AND KNOWINGLY SIGNING THIS AGREEMENT.

ACKNOWLEDGED AND AGREED:

DATED:	October 5, 2017	/s/ Peter Z. Horvath
Peter Z. Horvath

AMERICAN EAGLE OUTFITTERS, INC.

DATED:	October 5, 2017	By:	/s/ Stacy Siegal
Name: Stacy Siegal
Title: Senior Vice President – General Counsel